                                 ML PRINCIPAL PROTECTION L.P.
                                 (A DELAWARE LIMITED PARTNERSHIP)

                                 Consolidated Financial Statements for the years ended December 31, 2003, 2002 and 2001 and Independent Auditors' Report

[Merrill Lynch LOGO]

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                                  PAGE
                                                                                                                  ----
INDEPENDENT AUDITORS' REPORT                                                                                         1

CONSOLIDATED FINANCIAL STATEMENTS:

 Consolidated Statements of Financial Condition as of December 31, 2003 and 2002                                     2

 Consolidated Statements of Income for the years ended December 31, 2003, 2002 and 2001                              3

 Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 2003,
    2002 and 2001                                                                                                    4

 Financial Data Highlights for the year ended December 31, 2003                                                      5

 Notes to Consolidated Financial Statements                                                                       6-13

INDEPENDENT AUDITORS' REPORT


To the Partners of
 ML Principal Protection L.P.:

We have audited the accompanying consolidated statements of financial condition of ML Principal Protection L.P. (the "Partnership") as of December 31, 2003 and 2002, and the related consolidated statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2003, and the financial data highlights for the year ended December 31, 2003. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Principal Protection L.P. as of December 31, 2003 and 2002, and the results of its operations, changes in its partners' capital, and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
March 10, 2004

ML PRINCIPAL PROTECTION L.P.
 (A DELAWARE LIMITED PARTNERSHIP)

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                               2003          2002
                                                           ------------  ------------
ASSETS

Equity in commodity futures trading accounts:
  Cash and options premiums                                $    503,091  $  1,960,792
Investment in MM LLC (Note 2)                                15,441,696    16,280,408
Accrued interest receivable (Note 3)                                389         2,028
                                                           ------------  ------------

        TOTAL                                              $ 15,945,176  $ 18,243,228
                                                           ============  ============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Redemptions payable (Note 1)                             $    392,038  $    497,074
  Payable to MM LLC (Note 2)                                    111,442       305,592
                                                           ------------  ------------

      Total liabilities                                         503,480       802,666
                                                           ------------  ------------

PARTNERS' CAPITAL:
 General Partners (123,681 and 1,584 Units)                     159,703       185,021
 Limited Partners (11,785,836 and 147,723 Units)             15,281,993    17,255,541
                                                           ------------  ------------

      Total partners' capital                                15,441,696    17,440,562
                                                           ------------  ------------

        TOTAL                                              $ 15,945,176  $ 18,243,228
                                                           ============  ============

NET ASSET VALUE PER UNIT (Note 6)

See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                            2003          2002         2001
                                                         -----------   -----------  -----------
REVENUES

Trading profit (loss):
  Realized                                               $ 3,053,369   $ 1,544,945  $ 2,827,944
  Change in unrealized                                       (28,995)      404,007   (1,336,518)
  Settlement proceeds (Note 9)                                     -       308,142            -
                                                         -----------   -----------  -----------

    Total trading results                                  3,024,374     2,257,094    1,491,426

Interest income (Note 3)                                     180,856       364,235      847,680
                                                         -----------   -----------  -----------

      Total revenues                                       3,205,230     2,621,329    2,339,106
                                                         -----------   -----------  -----------

EXPENSES

Brokerage commissions (Note 3)                             1,166,016     1,142,131    1,351,049
Administrative fees (Note 3)                                  40,027        38,071       45,035
Profit Shares (Note 5)                                       437,466       273,852      250,522
                                                         -----------   -----------  -----------

      Total expenses                                       1,643,509     1,454,054    1,646,606
                                                         -----------   -----------  -----------

NET INCOME                                               $ 1,561,721   $ 1,167,275  $   692,500
                                                         ===========   ===========  ===========

NET INCOME PER UNIT:

  Weighted average number of General Partner
  and Limited Partner Units outstanding (Note 7)          13,571,725       172,404      214,642
                                                         ===========   ===========  ===========

  Net income per weighted average General Partner
  and Limited Partner Unit                               $    0.1151   $      6.77  $      3.23
                                                         ===========   ===========  ===========

Substantially all items of income and expense are derived from the investment in MM LLC (Note 2).

See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

                                                               GENERAL       LIMITED
                                                  UNITS        PARTNER       PARTNERS          TOTAL
                                               ------------   ----------   -------------   -------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2000                                 242,336   $  298,960   $  26,399,891   $  26,698,851

Net income                                                -       11,088         681,412         692,500

Distributions                                             -       (5,849)       (448,788)       (454,637)

Redemptions                                         (50,791)     (70,299)     (5,561,135)     (5,631,434)
                                               ------------   ----------   -------------   -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001                                 191,545      233,900      21,071,380      21,305,280

Net income                                                -       14,013       1,153,262       1,167,275

Distributions                                             -       (2,890)       (232,557)       (235,447)

Redemptions                                         (42,238)     (60,002)     (4,736,544)     (4,796,546)
                                               ------------   ----------   -------------   -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002                                 149,307      185,021      17,255,541      17,440,562

Consolidation of shares (Note 6)                 14,633,051           59           5,440           5,499

Net income                                                -       18,243       1,543,478       1,561,721

Distributions                                             -         (653)        (61,634)        (62,287)

Redemptions                                      (2,872,841)     (42,967)     (3,460,832)     (3,503,799)
                                               ------------   ----------   -------------   -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2003                              11,909,517   $  159,703   $  15,281,993   $  15,441,696
                                               ============   ==========   =============   =============

See notes to consolidated financial statements.

ML PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------


The following per Unit data ratios have been derived from information provided in the financial statements.

                                       SERIES A
                                         2003      SERIES G    SERIES H    SERIES O    SERIES P    SERIES Q    SERIES R    SERIES S
PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of period
(Note 6)                              $  1.0000   $  106.25   $  101.65   $  118.17   $  120.55   $  111.44   $  112.54   $  113.44

Realized trading profit                  0.1964       10.15        3.81       23.19       23.66       21.87       22.09       22.27
Change in unrealized trading profit     (0.0007)       5.33        4.18       (0.10)      (0.09)      (0.08)      (0.08)      (0.09)
Interest income                          0.0112        1.15        1.18        1.31        1.33        1.23        1.24        1.25
Expenses                                (0.1054)      (8.56)      (4.99)     (12.67)     (12.90)     (11.94)     (12.03)     (12.11)
                                      ---------------------------------------------------------------------------------------------

Net Asset Value, before distributions    1.1015      114.32      105.83      129.90      132.55      122.52      123.76      124.76
Cash distribution                             -       (3.50)      (3.50)          -           -           -           -           -
                                      ---------------------------------------------------------------------------------------------

Net asset value, end of the period    $  1.1015   $  110.82   $  102.33   $  129.90   $  132.55   $  122.52   $  123.76   $  124.76
                                      =============================================================================================

TOTAL INVESTMENT RETURN,
COMPOUNDED MONTHLY:

Invesment return before Profit Shares     13.03%      10.40%       5.69%      12.74%      12.75%      12.75%      12.74%      12.74%
Profit Shares                             -2.76%      -2.43%      -1.41%      -2.71%      -2.69%      -2.70%      -2.68%      -2.66%

Total investment return                   10.15%       7.85%       4.24%       9.93%       9.96%       9.94%       9.97%       9.99%
                                      =============================================================================================

RATIOS TO AVERAGE NET ASSETS:

Operating expenses (not including
Profit Share                               7.40%       5.49%       3.43%       7.64%       7.57%       7.96%       7.60%       7.57%
Profit Shares                              2.70%       2.30%       1.33%       2.59%       2.61%       2.25%       2.57%       2.58%
                                      ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Expenses                                  10.10%       7.79%       4.76%      10.23%      10.18%      10.21%      10.17%      10.15%
                                      =============================================================================================

See notes to consolidated financial statements.

PRINCIPAL PROTECTION L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    ML Principal Protection L.P (the "Partnership") was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on January 3, 1994 and commenced trading activities on October 12, 1994. The Partnership engages (currently, through a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Managers, LLC ("MLIM LLC") is the general partner of the Partnership and is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Partnership's commodity broker. All of the Partnership's assets are held in accounts maintained at MLPF&S. MLIM LLC intends to maintain a general partner's interest of at least 1% of the total capital in each series of units. MLIM LLC and the Limited Partners share in the profits and losses of the Partnership in proportion to the respective interests in the Partnership.

    Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIM LLC, including the Partnership, allocate their assets to a number of the same independent advisors (the "Advisors"). These Multi-Advisor Funds invest in a limited liability company, ML Multi-Manager Portfolio LLC ("MM LLC"), a Delaware limited liability company, which operates a single account with each Advisor selected. MM LLC is managed by MLIM LLC, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The following notes relate to the operation of the Partnership through its investment in MM LLC. MLIM LLC, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC. As of December 31, 2003, 2002 and 2001, the Partnership's percentage of ownership share of MM LLC was 11.02%, 9.39% and 8.61%, respectively. MLIM LLC selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

    The Partnership may issue different series of units of limited partnership interest ("Units") generally as of the beginning of each calendar quarter. The Partnership is currently not open to new investment. Each series has its own Net Asset Value per Unit. All series, regardless of when issued, trade through MM LLC, under the direction of the same combination of independent advisors (the "Advisors"), chosen from time to time by MLIM LLC to manage the trading.

    MLIM LLC may determine what percentage of the Partnership's total capital attributable to each series of units to allocate to trading by investing in MM LLC, attempting to balance the desirability of reducing the opportunity costs of the Partnership's "principal protection" structure against the necessity of preventing Merrill Lynch from being required to make any payments to the Partnership under the Merrill Lynch guarantee (see Note 8), and subject to the requirement that all series issued after May 1, 1997 must allocate the same percentage of their capital to trading, through MM LLC.

    ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of MM LLC at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.

    FOREIGN CURRENCY TRANSACTIONS

    The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

    OPERATING EXPENSES AND SELLING COMMISSIONS

    MLIM LLC pays all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIM LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership through MM LLC (See
    Note 3).

    No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIM LLC.

    INCOME TAXES

    No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's consolidated income and expenses as reported for income tax purposes.

    REDEMPTIONS

    A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

    DISSOLUTION OF THE PARTNERSHIP

    The Partnership will terminate on December 31, 2024 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.  INVESTMENT IN MM LLC

    The financial statements of MM LLC are bound together with this report and should be read in conjunction with the Partnership's financial statements. The investment in MM LLC is reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value of the investment in MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as an investor.

3.  RELATED PARTY TRANSACTIONS.

    The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefits, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets. The Partnership's U.S. dollar assets invested in MM LLC are also maintained at MLPF&S. MLPF&S credits MM LLC with interest in the same manner. The Partnership indirectly receives this interest through its investment in MM LLC.

    Merrill Lynch charges the Partnership, through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

    The Partnership pays brokerage commissions to MLPF&S in respect of each series of Units at a flat monthly rate of .625 of 1% (a 7.50% annual rate) of such series' month-end assets invested in MM LLC except for Series A 2003. Series A 2003 pays a flat monthly rate of .604 of 1% (a 7.25% annual rate). The Partnership also pays MLIM LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's total month-end assets. Assets committed to trading are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

    MLPF&S pays the Advisors annual Consulting Fees ranging up to 2.5% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

4.  ANNUAL DISTRIBUTIONS

    The Partnership makes annual fixed-rate distributions, payable irrespective of profitability, of $3.50 per Unit on Units issued prior to May 1, 1997 until the Principal Assurance Date (see Note 8). The Partnership may also pay discretionary distributions on such series of Units of up to 50% of any Distributable New Appreciation, as defined on such Units. No distributions are payable on Units issued after May 1, 1997. For the years ended December 31, 2003, 2002 and 2001, the Partnership made the following distributions:

                         DISTRIBUTION       FIXED-RATE    DISCRETIONARY
          SERIES             DATE          DISTRIBUTION    DISTRIBUTION
       ------------    ----------------  --------------- -----------------
  2003   Series F            01/01/2003      $      3.50        $      -
         Series G            04/01/2003             3.50               -
         Series H            07/01/2003             3.50               -

  2002
         Series B            01/01/2002      $      3.50        $      -
         Series C            04/01/2002             3.50               -
         Series D            07/01/2002             3.50               -
         Series E            10/01/2002             3.50               -
         Series F            01/01/2002             3.50               -
         Series G            04/01/2002             3.50               -
         Series H            07/01/2002             3.50               -

  2001
         Series A            10/01/2001      $      3.50        $      -
         Series B            01/01/2001             3.50               -
         Series C            04/01/2001             3.50               -
         Series D            07/01/2001             3.50               -
         Series E            10/01/2001             3.50               -
         Series F            01/01/2001             3.50               -
         Series G            04/01/2001             3.50               -
         Series H            07/01/2001             3.50               -

5.  ADVISORY AGREEMENTS

    MM LLC and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally renew annually after they are entered into, subject to certain rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures, forwards and option on forward contract trades to be made on behalf of their respective MM LLC accounts, subject to certain rights reserved by MLIM LLC.

    Profit Shares, generally ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor individually, irrespective of the overall performance of any series, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, including unit redemptions, are paid by MM LLC to the appropriate Advisors to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6.  NET ASSET VALUE PER UNIT

    Prior to the opening of business on January 2, 2003, Series A through F and K through N, those series whose guarantee had come to term on or before December 31, 2002, were consolidated into a new series, Series A 2003, with a $1.00 per Unit Net Asset Value. The aggregate Net Asset Value of each investor's new Units is equal to the aggregate Net Asset Value of their original Units at December 31, 2002. The consolidation had no adverse economic effect on the investors. The General Partner contributed $5,499 to the Partnership, the amount necessary due to the effects of rounding, to insure that all investors received Units equal in value to their original holdings at December 31, 2002. The following is a listing of the number of new Units each investor received of Series A 2003 for each Unit of their original series holding.

                       NUMBER
         SERIES       OF UNITS
         ------       --------
      A              122.021960
      B              117.269077
      C              115.242141
      D              112.085339
      E              111.088709
      F              104.084994
      K              123.799970
      L              120.674078
      M              122.310644
      N              117.973383

    At December 31, 2003, the Net Asset Values of the different series of Units were as follows:

                                                   NUMBER         NET ASSET VALUE
                            NET ASSET VALUE       OF UNITS           PER UNIT
                          --------------------------------------------------------
    Series A 2003 Units    $  13,096,718      11,889,700.0000          $   1.1015
    Series G Units               415,800           3,752.0300              110.82
    Series H Units               495,479           4,842.1050              102.33
    Series O Units               599,734           4,616.7419              129.90
    Series P Units               251,706           1,899.0000              132.55
    Series Q Units                77,950             636.2408              122.52
    Series R Units               445,046           3,596.0000              123.76
    Series S Units                59,263             475.0000              124.76
                           -------------      ---------------
                           $  15,441,696      11,909,517.1177
                           =============      ===============

    At December 31, 2002, the Net Asset Values of the different series of Units were as follows:

                                                    NUMBER        NET ASSET VALUE
                         NET ASSET VALUE           OF UNITS           PER UNIT
                       ----------------------------------------------------------
    Series A Units          $  4,554,926          37,329.0000           $  122.02
    Series B Units               361,036           3,079.0000              117.26
    Series C Units               754,685           6,550.0000              115.22
    Series D Units             2,324,762          20,741.0000              112.09
    Series E Units             1,327,640          11,951.4800              111.09
    Series F Units               829,625           7,711.3400              107.58
    Series G Units               585,224           5,508.0300              106.25
    Series H Units               547,940           5,390.6650              101.65
    Series K Units             2,302,631          18,619.0000              123.67
    Series L Units             1,390,508          11,536.2800              120.53
    Series M Units               726,816           5,946.4607              122.23
    Series N Units               207,135           1,757.6778              117.85
    Series O Units               624,977           5,288.7419              118.17
    Series P Units               228,921           1,899.0000              120.55
    Series Q Units               185,883           1,667.9408              111.44
    Series R Units               433,969           3,856.0000              112.54
    Series S Units                53,884             475.0000              113.44
                          --------------      ---------------
                           $  17,440,562         149,306.6162
                          ==============      ===============

7.  WEIGHTED AVERAGE UNITS

    Weighted average number of Units outstanding was computed for purposes of computing consolidated net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2003, 2002 and 2001 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed or issued based on the respective length of time each was outstanding during the year.

8.  MERRILL LYNCH & CO., INC. GUARANTEE

    Merrill Lynch has guaranteed to the Partnership that it will have sufficient Net Assets, as of the Principal Assurance Date for each series of Units, that the Net Asset Value per Unit will equal, after reduction for all liabilities to third parties and all distributions paid in respect of such Units, not less than $100. The Principal Assurance Date for Series A Units was September 30, 2001. The Principal Assurance Dates for subsequent Series generally occur at each succeeding quarter thereafter.

    The Principal Assurance Dates for Series A through R came to term on or before December 31, 2003 and were not renewed. The Series S Units remain outstanding, with 100% of their assets allocated to trading, without any "principal protection" feature and no longer pay annual distributions. The Series S Principal Assurance Date is March 31, 2004 and is also expected to not be renewed.

9.  COPPER SETTLEMENT

    The Partnership, as a member of a class of plaintiffs, received a settlement payment in August 2002 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The effect of the settlement payment was included in the Partnership's performance in August 2002.

10. FAIR VALUE AND OFF-BALANCE SHEET RISK

    The Partnership invests indirectly in derivative instruments as a result of its investment in MM LLC, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which can not be presented on the consolidated financial statements.

    MARKET RISK

    Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the net unrealized profit (loss) as reflected in the Statements of Financial Condition of MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by MM LLC, as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

11. SUBSEQUENT EVENT

    Immediately following the distribution announcement and prior to the opening of business on January 2, 2004, Series G, H, and O through R, those series that had come to term on or before December 31, 2003, but after December 31, 2002, were consolidated into a new series, Series 2004, with a $1.00 per Unit Net Asset Value. The aggregate Net Asset Value of each investor's new Units is equal to the aggregate Net Asset Value of their original Units at December 31, 2003. The consolidation had no adverse economic effect on the investors. MLIM LLC contributed $314 to the Partnership, the amount necessary due to the effects of rounding to insure all investors received Units equal in value to their original holdings at December 31, 2003. The following is a list of the number of new Units each investor received of Series 2004 for each Unit of their original series holding.

                      NUMBER
       SERIES        OF UNITS
       ------        --------
    G                 110.859969
    H                 102.336331
    O                 129.904347
    P                 132.546751
    Q                 122.531124
    R                 123.779041

    After the series consolidation, the brokerage commission rate for Series 2004 was reduced to a monthly rate of .604 of 1% (a 7.25% annual rate).

                               * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 Patrick Hayward
                             Chief Financial Officer
                     Merrill Lynch Investment Managers, LLC
                               General Partner of
                          ML Principal Protection L.P.

                                 ML MULTI-MANAGER PORTFOLIO LLC
                                 (A DELAWARE LIMITED LIABILITY COMPANY)

                                 Financial Statements for the years ended
                                 December 31, 2003 and 2002
                                 and Independent Auditors' Report

[Merrill Lynch LOGO]

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                                  PAGE
                                                                                                                  ----
INDEPENDENT AUDITORS' REPORT                                                                                         1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2003 AND 2002:

 Statements of Financial Condition                                                                                   2

 Statements of Income                                                                                                3

 Statements of Changes in Members' Capital                                                                           4

 Notes to Financial Statements                                                                                    5-10

INDEPENDENT AUDITORS' REPORT


To the Members of
 ML Multi-Manager Portfolio LLC:

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 2003 and 2002, and the related statements of income and of changes in members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 2003 and 2002, and the results of its operations and changes in its members' capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
March 10, 2004

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                                    2003              2002
                                                              ----------------  ----------------
ASSETS

Equity in commodity futures trading accounts:
  Cash and option premiums                                    $    144,643,694  $    172,773,081
  Net unrealized profit on open contracts (Note 2)                   3,718,704         4,530,324
Accrued interest (Note 4)                                              113,821           182,180
                                                              ----------------  ----------------

        TOTAL                                                 $    148,476,219  $    177,485,585
                                                              ================  ================

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:

  Brokerage commissions payable (Note 4)                      $        480,455  $        618,102
  Profit Shares payable (Note 5)                                     1,200,000         1,400,129
  Administrative fees payable (Note 4)                                  14,465            22,373
  Due to Members                                                     6,652,454         1,990,503
                                                              ----------------  ----------------

      Total liabilities                                              8,347,374         4,031,107
                                                              ----------------  ----------------

MEMBERS' CAPITAL:

  Voting Members                                                   140,128,845       173,454,478
                                                              ----------------  ----------------

      Total Members' capital                                       140,128,845       173,454,478
                                                              ----------------  ----------------

        TOTAL                                                 $    148,476,219  $    177,485,585
                                                              ================  ================

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                                      2003            2002
                                                  -------------   -------------
REVENUES

Trading profit (loss):
  Realized                                        $  16,148,311   $   9,241,162
  Change in unrealized                                 (812,432)      2,453,406
Proceeds from Copper Settlement (Note 6)                      -       1,176,518
                                                  -------------   -------------

    Total trading results                            15,335,879      12,871,086

Interest income (Note 4)                              1,677,075       3,079,716
                                                  -------------   -------------

    Total revenues                                   17,012,954      15,950,802
                                                  -------------   -------------

EXPENSES

Brokerage commissions (Note 4)                        6,518,807       7,738,731
Profit Shares (Note 5)                                2,244,341       2,301,983
Administrative fees (Note 4)                            230,413         279,753
                                                  -------------   -------------

    Total expenses                                    8,993,561      10,320,467
                                                  -------------   -------------

NET INCOME                                        $   8,019,393   $   5,630,335
                                                  =============   =============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

                                            VOTING MEMBERS
                                           ----------------
      MEMBERS' CAPITAL,
       DECEMBER  31, 2001                  $   201,463,783

      Additions                                  2,491,994

      Net income                                 5,630,335

      Withdrawals                              (36,131,634)
                                           ---------------

      MEMBERS' CAPITAL,
       DECEMBER  31, 2002                      173,454,478

      Additions                                  1,030,138

      Net income                                 8,019,393

      Withdrawals                              (42,375,164)
                                           ---------------

      MEMBERS' CAPITAL,
       DECEMBER  31, 2003                  $   140,128,845
                                           ===============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Managers, LLC ("MLIM LLC"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"), has been delegated administrative authority of the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the Company's commodity broker. The Company has one class of Membership Interests, Voting Interests. Voting Interests are held by multi-advisor funds managed by MLIM LLC (the "Members"). The Members control all business activities and affairs of the Company by agreement of the majority interest of the Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIM LLC. Each Member is a "commodity pool" sponsored and controlled by MLIM LLC and shares in the trading results of the Company in proportion to its respective capital account.

    MLIM LLC selects independent advisors to manage the Company's assets, and allocates and reallocates the Company's assets among existing, replacement and additional Advisors.

    ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The Change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Income.

    FOREIGN CURRENCY TRANSACTIONS

    The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

    OPERATING EXPENSES

    MLIM pays for all operating costs (including all legal, accounting, printing, postage and similar administrative expenses) of the Company.

    INCOME TAXES

    No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

    DISTRIBUTIONS

    The Members are entitled to receive any distributions, which may be made by the Company in proportion to their respective capital accounts. No such distributions were declared for the years ended December 31, 2003 or 2002.

    WITHDRAWALS

    Each Member may withdraw some or all of such Member's capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

    DISSOLUTION OF THE COMPANY

    The Company will terminate on December 31, 2028 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.  CONDENSED SCHEDULE OF INVESTMENTS

    The Company's investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2003 and 2002, are as follows:

                                                    LONG POSTIONS                                 SHORT POSITIONS
                                                    -------------                                 ---------------
                2003                     NUMBER       UNREALIZED    PERCENT OF         NUMBER        UNREALIZED     PERCENT OF
    COMMODITY INDUSTRY SECTOR         OF CONTRACTS  PROFIT (LOSS)   NET ASSETS      OF CONTRACTS   PROFIT (LOSS)    NET ASSETS
    -------------------------         ------------  -------------   ----------      ------------   -------------    ----------
    Agriculture                                 534    $   759,185         0.54%             (463)    $   (732,340)      -0.52%
    Currencies                            2,801,267      2,506,141         1.79%       (2,039,212)      (1,044,940)      -0.75%
    Energy                                      256         64,506         0.05%               (6)          (1,130)       0.00%
    Interest rates                            1,715        429,424         0.31%             (425)        (287,757)      -0.21%
    Metals                                      535      1,920,760         1.37%              (73)        (338,848)      -0.24%
    Stock indices                               411        495,501         0.35%              (76)         (51,798)      -0.04%
                                                    --------------                                ----------------

    Total 2003                                         $ 6,175,517         4.41%                      $ (2,456,813)      -1.76%
                                                    ==============                                ================

               2003                     NET UNREALIZED    PERCENT OF
    COMMODITY INDUSTRY SECTOR           PROFIT (LOSS)     NET ASSETS            MATURITY DATES
    -------------------------          -----------------  ----------            --------------
    Agriculture                             $      26,845       0.02%    January 04 - May 04
    Currencies                                  1,461,201       1.04%    January 04 - April 04
    Energy                                         63,376       0.05%    January 04 - March 04
    Interest rates                                141,667       0.10%    February 04 - September 04
    Metals                                      1,581,912       1.13%    January 04 - October 04
    Stock indices                                 443,703       0.31%    January 04 - March 04
                                       ------------------

    Total 2003                              $   3,718,704       2.65%
                                       ==================

                                                    LONG POSTIONS                                 SHORT POSITIONS
                                                    -------------                                 ---------------
               2002                       NUMBER      UNREALIZED    PERCENT OF         NUMBER        UNREALIZED     PERCENT OF
    COMMODITY INDUSTRY SECTOR         OF CONTRACTS  PROFIT (LOSS)   NET ASSETS      OF CONTRACTS   PROFIT (LOSS)    NET ASSETS
    -------------------------         ------------  -------------   ----------      ------------   -------------    ----------
    Agriculture                               1,263    $   258,170         0.15%           (1,361)   $     348,188        0.20%
    Currencies                            2,193,248      2,945,181         1.70%       (3,207,564)      (1,592,929)      -0.92%
    Energy                                      346         60,714         0.03%               (4)            (160)       0.00%
    Interest rates                            3,621      2,599,914         1.50%             (370)        (226,998)      -0.13%
    Metals                                      566         97,101         0.06%             (260)          34,845        0.02%
    Stock indices                                57        (51,080)       -0.03%             (176)          57,378        0.03%
                                                    --------------                                ----------------

    Total  2002                                        $ 5,910,000         3.41%                      $ (1,379,676)      -0.80%
                                                    ==============                                ================

               2002                      NET UNREALIZED    PERCENT OF
    COMMODITY INDUSTRY SECTOR            PROFIT (LOSS)     NET ASSETS
    -------------------------            --------------    ----------
    Agriculture                            $    606,358        0.35%
    Currencies                                1,352,252        0.78%
    Energy                                       60,554        0.03%
    Interest rates                            2,372,916        1.37%
    Metals                                      131,946        0.08%
    Stock indices                                 6,298        0.00%
                                         --------------

    Total  2002                            $  4,530,324        2.61%
                                         ==============

    No individual contract's unrealized profit or loss comprised greater than 5% of the Company's net assets.

3.  FINANCIAL DATA HIGHLIGHTS

    The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2003.

    TOTAL INVESTMENT RETURN, COMPOUNDED MONTHLY:

    Investment return before Profit Shares                         7.04%
    Profit Shares                                                 -1.80%
    Total investment return                                        5.20%
                                                             ==========

    RATIO TO AVERAGE NET ASSETS:

    Operating expenses (not including Profit Shares)               4.30%
    Profit Shares                                                  1.42%
                                                             ----------
    Expenses                                                       5.72%
                                                             ==========

4.  RELATED PARTY TRANSACTIONS

    Currently, all of the Company's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Company from the possession of such assets.

    Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

    Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIM LLC calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses are calculated specifically for each Member (not pro rata based on the Members' respective capital accounts) and deducted from the Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLPF&S at a flat monthly rate reflecting the fee arrangement between each Member and MLPF&S. For the years ended December 31, 2003 and 2002, the monthly rates for Members ranged from .291 of 1% (a 3.50% annual rate) to .729 of 1% (an 8.75% annual rate) of each Member's month-end assets invested in the Company.

    The Company pays MLIM LLC a monthly administrative fee ranging from .021 of 1% (a 0.25% annual rate) to .083 of 1% (a 1.00% annual rate) of each Member's month-end assets for the years ended December 31, 2003 and 2002. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

    MLPF&S pays the Advisors annual Consulting Fees up to 2.5% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

5.  ADVISORY AGREEMENTS

    Pursuant to the Advisory Agreements among the Advisors, the Company and MLIM LLC, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIM LLC. The Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Company.

    The Company pays, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor, attributable to each Member's Capital Account, considered individually irrespective of the overall performance of the such Member's Capital Account. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter or year and are also paid to each Advisor upon the withdrawal of capital from the Company by a Member.

6.  COPPER SETTLEMENT

    The Members, as parties of a class of plaintiffs, received a settlement payment in August 2002 relating to certain copper trades made by a number of investors, including the Members, during a period in the mid-1990's. Parties of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The amount of the settlement was paid to MM LLC on behalf of each member, based upon each Member's individual investment activity related to Comex copper futures or options. The effect of the settlement was included in the Company's performance in August 2002.

7.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    The nature of this Company has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

    MARKET RISK

    Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's Net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

    MLIM LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM LLC does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIM LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

    CREDIT RISK

    The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

    The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Company attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

    The Company, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Equity in commodity futures trading accounts in the Statements of Financial Condition.

                                 * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                 Patrick Hayward
                             Chief Financial Officer
                     Merrill Lynch Investment Managers, LLC
                           Commodity Pool Operator of
                         ML Multi-Manager Portfolio LLC